SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2 )*


                         Mackinac Financial Corporation
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    554571109
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 554571109                  13G/A                 Page 2 of 13 Pages

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Endicott Partners, L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
-----------------------------------------------------------------------------

CUSIP No. 554571109                  13G/A                 Page 3 of 13 Pages

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Endicott Partners II, L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
         PN
-----------------------------------------------------------------------------

 CUSIP No. 554571109                  13G/A                Page 4 of 13 Pages

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Endicott Offshore Investors, Ltd.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

CUSIP No. 554571109                  13G/A                 Page 5 of 13 Pages

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         W.R. Endicott, L.L.C.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO
-----------------------------------------------------------------------------

CUSIP No. 554571109                  13G/A                 Page 6 of 13 Pages

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         W.R. Endicott II, L.L.C.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO
-----------------------------------------------------------------------------

CUSIP No. 554571109                  13G/A                 Page 7 of 13 Pages

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Endicott Management Company
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

CUSIP No. 554571109                  13G/A                Page 8 of 13 Pages

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Wayne K. Goldstein (in the capacity described herein)
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

CUSIP No. 554571109                  13G/A                Page 9 of 13 Pages

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert I. Usdan (in the capacity described herein)
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

CUSIP No. 554571109                  13G/A                Page 10 of 13 Pages

ITEM 1(a).  NAME OF ISSUER:
                Mackinac Financial Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                        130 South Cedar Street, Manistique, MI 49854

ITEM 2(a).  NAME OF PERSON FILING:
            (i)   Endicott Partners, L.P., a Delaware limited partnership
                  ("EPLP");
            (ii) Endicott Partners II, L.P., a Delaware limited partnership ("EPII");
            (iii) Endicott Offshore Investors, Ltd., a British Virgin Islands
                  international business company ("EOI");
             (iv) W.R. Endicott, L.L.C., a Delaware limited liability company
                  ("WRE LLC") and general partner of EPLP;
              (v) W.R. Endicott II, L.L.C., a Delaware limited liability company ("WRE II LLC") and general partner of EPII;
             (vi) Endicott Management Company, a Delaware corporation ("Endicott
                  Management") and advisor to EOI and two managed accounts;
            (vii) Wayne K. Goldstein ("Mr. Goldstein"), a Managing Member of
                  WRE LLC and WRE II LLC and Co-President of Endicott Management; and
           (viii) Robert I. Usdan ("Mr. Usdan"), a Managing Member of WRE LLC and WRE II LLC and Co-President of Endicott Management.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

            The address of the principal business offices of each of: (i) EPLP;
(ii) EPII; (iii) WRE LLC; (iv) WRE II LLC; (v) Endicott Management; (vi) Mr. Goldstein; and (vii) Mr. Usdan is 623 Fifth Avenue, Suite 3104, New York, NY 10022.

            The address of the principal business offices of EOI is c/o Trident Fund Services (B.V.I.) Ltd, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

ITEM 2(c).  CITIZENSHIP:
            EPLP - a Delaware limited partnership
            EPII - a Delaware limited partnership
            EOI   - a British Virgin Islands international business company
            WRE LLC - a Delaware limited liability company
            WRE II LLC - a Delaware limited liability company
            Endicott Management - a Delaware corporation
            Mr. Goldstein - United States
            Mr. Usdan - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
                 Common Stock, no par value

ITEM 2(e).  CUSIP NUMBER:         554571109

CUSIP No. 554571109                  13G/A                Page 11 of 13 Pages


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

     (a)[ ] Broker or dealer registered under Section 15 of the Act,

     (b)[ ] Bank as defined in Section 3(a)(6) of the Act,

     (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act,

     (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

     (e)[ ] Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),

     (f)[ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

     (g)[ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

     (h)[ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

     (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 554571109                  13G/A                   12 of 13 Pages


ITEM 4.   OWNERSHIP.

          A. EPLP
            (a) Amount beneficially owned: 0
            (b) Percent of class: 0.0%
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 0

    B. EPII
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0.0%
          (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 0

    C. EOI
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0.0%
          (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 0

     D. WRE II LLC
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0.0%
          (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 0

     E. Endicott Management
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0.0%
          (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 0

     F. Mr. Goldstein
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0.0%
          (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 0

     G. Mr. Usdan
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0.0%
          (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the Common Stock, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 554571109                  13G/A                Page 13 of 13 Pages


                                   SIGNATURES

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2007


                                            ENDICOTT PARTNERS, L.P.

                                            By:      W.R. Endicott, L.L.C.,
                                                     its general partner


                                            By:      /s/ Wayne K.Goldstein
                                                     ----------------------
                                                     Name:  Wayne K. Goldstein
                                                     Title: Managing Member


                                            ENDICOTT PARTNERS II, L.P.

                                            By:      W.R. Endicott II, L.L.C.,
                                                     its general partner


                                            By:      /s/ Wayne K.Goldstein
                                                     ----------------------
                                                     Name:  Wayne K. Goldstein
                                                     Title: Managing Member


                                            W.R. ENDICOTT, L.L.C.

                                            By:      /s/ Wayne K.Goldstein
                                                     ----------------------
                                                     Name:  Wayne K. Goldstein
                                                     Title: Managing Member


                                            W.R. ENDICOTT II, L.L.C.

                                            By:      /s/ Wayne K.Goldstein
                                                     ----------------------
                                                     Name:  Wayne K. Goldstein
                                                     Title: Managing Member


                                            ENDICOTT OFFSHORE INVESTORS, LTD.

                                            By:      /s/ Robert I.Usdan
                                                     -------------------
                                                     Name:  Robert I. Usdan
                                                     Title: Director


                                            ENDICOTT MANAGEMENT COMPANY

                                            By:      /s/ Wayne K.Goldstein
                                                     ----------------------
                                                     Name:  Wayne K. Goldstein
                                                     Title: Co-President


                                                          /s/ Wayne K.Goldstein
                                                          ----------------------
                                                              Wayne K. Goldstein


                                                             /s/ Robert I. Usdan
                                                          ----------------------
                                                                 Robert I. Usdan